SUBSIDIARIES OF THE REGISTRANT
                              (AS OF MARCH 7, 1999)


                                                    STATE OF
              NAME                                INCORPORATION


The German American Bank                            Indiana
GAB Mortgage Corp                                   Indiana
German American Holdings Corporation                Indiana
Citizens State Bank                                 Indiana
First State Bank, Southwest Indiana                 Indiana
Peoples National Bank                         United States of America
Peoples Investment Center, Inc.                     Indiana
The Doty Agency, Inc.                               Indiana
First Federal Bank, A Federal Savings Bank    United States of America
First Financial Insurance Agency, Inc.              Indiana
First Title Insurance Company                       Indiana